                                                                    EXHIBIT 99.1

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                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF MAY 23, 2006

                                      AMONG

                           CASTLEWOOD HOLDINGS LIMITED

                              CWMS SUBSIDIARY CORP.

                                       AND

                             THE ENSTAR GROUP, INC.

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                                Table of Contents

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                                    ARTICLE I
                       THE MERGER; CERTAIN RELATED MATTERS

Section 1.1       The Merger....................................................     1
Section 1.2       Closing.......................................................     2
Section 1.3       Effective Time................................................     2
Section 1.4       Articles of Incorporation.....................................     2
Section 1.5       By-Laws.......................................................     2
Section 1.6       Directors.....................................................     3
Section 1.7       Officers......................................................     3
Section 1.8       Effect on Capital Stock.......................................     3
Section 1.9       Treatment of Company Stock Options............................     3
Section 1.10      Company Restricted Stock Units................................     5
Section 1.11      Certain Adjustments...........................................     5

                                   ARTICLE II
                            EXCHANGE OF CERTIFICATES

Section 2.1       Exchange Fund.................................................     5
Section 2.2       Exchange Procedures...........................................     6
Section 2.3       Distributions with Respect to Unexchanged Shares..............     6
Section 2.4       No Further Ownership Rights in Company Common Stock...........     6
Section 2.5       No Fractional Parent Ordinary Shares..........................     7
Section 2.6       Termination of Exchange Fund..................................     7
Section 2.7       Lost Certificates.............................................     8
Section 2.8       Withholding Rights............................................     8
Section 2.9       Further Assurances............................................     8
Section 2.10      Stock Transfer Books..........................................     8
Section 2.11      Affiliates....................................................     8

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

Section 3.1       Representations and Warranties of Parent......................     9
Section 3.2       Representations and Warranties of the Company.................    21
Section 3.3       Representations and Warranties of Parent and Merger Sub.......    32
Section 3.4       Representations and Warranties of the Parties.................    33

                                   ARTICLE IV
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1       Covenants of Parent...........................................    33
Section 4.2       Covenants of the Company......................................    34
Section 4.3       Governmental Filings..........................................    35
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                                Table of Contents

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Section 4.4       Actions Regarding Benefit Plans...............................    35

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

Section 5.1       Preparation of Proxy Statement; Shareholders Approval.........    36
Section 5.2       Access to Information/Employees...............................    37
Section 5.3       Reasonable Best Efforts.......................................    38
Section 5.4       No Solicitation; Change of Recommendation.....................    39
Section 5.5       Fees and Expenses.............................................    41
Section 5.6       Directors' and Officers' Indemnification and Insurance........    41
Section 5.7       Public Announcements..........................................    42
Section 5.8       Listing of Parent Ordinary Shares.............................    42
Section 5.9       Company Affiliates; Restrictive Legend........................    42
Section 5.10      Tax Treatment.................................................    43

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

Section 6.1       Conditions to Each Party's Obligation to Effect the Merger....    43
Section 6.2       Additional Conditions to Obligations of Parent................    44
Section 6.3       Additional Conditions to Obligations of the Company...........    45

                                   ARTICLE VII
                            TERMINATION AND AMENDMENT

Section 7.1       General.......................................................    46
Section 7.2       Obligations in Event of Termination...........................    47
Section 7.3       Amendment.....................................................    47
Section 7.4       Extension; Waiver.............................................    47

                                  ARTICLE VIII
                               GENERAL PROVISIONS

Section 8.1       Non-Survival of Representations, Warranties and Agreements....    47
Section 8.2       Notices.......................................................    48
Section 8.3       Interpretation................................................    49
Section 8.4       Counterparts..................................................    49
Section 8.5       Entire Agreement; No Third Party Beneficiaries................    49
Section 8.6       Governing Law.................................................    49
Section 8.7       Severability..................................................    49
Section 8.8       Assignment....................................................    50
Section 8.9       Submission to Jurisdiction; Waivers...........................    50
Section 8.10      Enforcement...................................................    50
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                                List of Exhibits

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Exhibit             Title
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
1.4                 Form of Articles of Incorporation
2.11                Form of Affiliate Agreement
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                                       iii

      AGREEMENT AND PLAN OF MERGER, dated as of May 23, 2006 (this "Agreement"), among Castlewood Holdings Limited, a Bermuda company ("Parent"), CWMS Subsidiary Corp., a Georgia corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and The Enstar Group, Inc., a Georgia corporation (the "Company" and together with Parent and Merger Sub, the "parties" and each, a "party").

                              W I T N E S S E T H:

      WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub deem it advisable and in the best interests of their corporations and shareholders that the Company and Parent engage in a business combination in order to advance the long-term strategic business interests of the Company and Parent;

      WHEREAS, in furtherance thereof, the respective Boards of Directors of the Company, Parent and Merger Sub have approved and declared advisable this Agreement and the merger (the "Merger") of Merger Sub with and into the Company, on the terms and subject to the conditions set forth in this Agreement, and the Board of Directors of the Company has resolved to recommend that the Company's stockholders vote for the adoption of this Agreement;

      WHEREAS, Parent and certain members of Parent have entered into an agreement, dated as of the date hereof (the "Parent Recapitalization Agreement"), pursuant to which, subject to the terms and conditions thereof, certain changes to the capitalization of Parent shall be effected prior to the Merger (collectively, the "Parent Recapitalization");

      WHEREAS, Parent and certain shareholders of the Company (the "Principal Shareholders") are entering into an agreement, dated as of the date hereof (the "Support Agreement"), pursuant to which, subject to the terms and conditions thereof, the Principal Shareholders have agreed, among other things, to vote their shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock") in favor of the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby;

      WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder (each, a "Treasury Regulation"), and by executing this Agreement the parties hereby adopt this Agreement as a plan of reorganization for purposes of Section 368(a) of the Code and the Treasury Regulations.

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

                       THE MERGER; CERTAIN RELATED MATTERS

      Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Georgia Business Corporation Code (the "GBCC"),

Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (with respect to all post-closing periods, the "Surviving Corporation"). At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and Section 14-2-1106 of the GBCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      Section 1.2 Closing. Upon the terms and subject to the conditions set forth in Article VI, and the termination rights set forth in Article VII, the closing of the Merger (the "Closing") will take place as promptly as practicable (but no later than the third Business Day) after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of those conditions) set forth in Article VI, unless this Agreement has been previously terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties (the actual date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, 10022, at 9:00 a.m. New York City time, unless another place is agreed to in writing by the parties. "Business Day" shall mean any day other than a day on which banks are required or authorized to close in the City of New York.

      Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI, on the Closing Date the parties shall (i) file a certificate of merger as contemplated by the GBCC (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of Georgia, in such form as is required by, and executed in accordance with, Section 14-2-1105(b) of the GBCC and (ii) make all other filings or recordings required under the GBCC, including publication of the notice of merger contemplated by Section 14-2-1105.1 of the GBCC. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Georgia on the Closing Date, or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

      Section 1.4 Articles of Incorporation. The articles of incorporation of the Company shall be amended and restated at the Effective Time to be in the form of Exhibit 1.4 and, as so amended and restated, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation (the "Articles of Incorporation"), until thereafter amended as provided therein or by applicable law; provided, however, that such Articles of Incorporation shall be amended to reflect that the name of the Surviving Corporation shall be "Enstar USA, Inc."

      Section 1.5 By-Laws. The by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws") until thereafter amended as provided therein or by applicable law.

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      Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the By-Laws.

      Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the By-Laws.

      Section 1.8 Effect on Capital Stock.

      (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, together with the Company Rights, shall be converted into the right to receive one (the "Exchange Ratio") validly issued, fully paid and non-assessable ordinary share, par value $1.00 per share, of Parent ("Parent Ordinary Shares") (together with any cash in lieu of fractional Parent Ordinary Shares to be paid pursuant to Section 2.5, the "Merger Consideration"). "Company Rights" shall mean the rights associated with the Rights Agreement, dated as of January 20, 1997, as amended, between the Company and American Stock Transfer and Trust Company (the "Company Rights Agreement").

      (b) At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, all shares of Company Common Stock and all Company Rights issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired, and each certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock and/or Company Rights (the "Certificates") shall thereafter represent only the right to receive the Merger Consideration with respect to such shares of Company Common Stock and Company Rights formerly represented thereby, and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

      (c) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, each share of Company Common Stock held by the Company as treasury stock immediately prior to the Effective Time shall be cancelled and retired and no payment shall be made with respect thereto.

      (d) At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation and such shares shall constitute the only issued and outstanding shares of common stock of the Surviving Corporation.

      Section 1.9 Treatment of Company Stock Options.

      (a) Company Stock Options. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, Parent will assume each then outstanding option to purchase shares of Company Common Stock (a "Company Stock Option") granted pursuant to any compensatory plan, program or arrangement providing for the purchase of Company Common Stock (each, a "Company Stock Plan"), whether or not exercisable at the Effective Time and regardless of the exercise price thereof, in a manner consistent with the requirements of Section 424(a) of the Code. Pursuant to the immediately preceding sentence, the following process shall be applied to effect the assumption of such Company Stock Options. Parent shall determine the ratio (the "Company Option Ratio") of (i) the exercise price for a share of Company Common Stock subject to each Company Stock Option (the "Company Exercise Price") to (ii) the average closing price of a share of Company Common Stock for the five trading days ending on the trading day immediately prior to the Effective Time (the "Company Closing Value"). Parent shall also determine the product of (i) the remainder of (A) the Company Closing Value minus (B) the Company Exercise Price, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option (such product hereinafter called the "Company Option Spread"). Parent shall establish the exercise price to purchase each Parent Ordinary Share (the "Parent Exercise Price") under each assumed option such that the ratio of (i) the Parent Exercise Price to (ii) the average closing price of each Parent Ordinary Share for the five trading days starting with the first trading day occurring after the Effective Time (the "Parent Closing Value") is equal to the Company Option Ratio. Parent shall determine the number of Parent Ordinary Shares subject to each assumed Company Stock Option by dividing (i) the Company Option Spread by (ii) the remainder of
(A) the Parent Closing Value minus (B) the Parent Exercise Price; provided, that if the Company Option Spread is zero, the number of Parent Ordinary Shares subject to each assumed Company Stock Option shall equal the Company Closing Value multiplied by the number of shares of Company Common Stock subject to such Company Stock Option and divided by the Parent Closing Value; provided, further, that any fractional Parent Ordinary Share resulting from such quotient shall be cashed out based on the Parent Closing Value and taking into account the applicable portion of the Parent Exercise Price related thereto. Each assumed Company Stock Option shall be deemed vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested immediately prior to the Effective Time, except to the extent such Company Stock Option by its written terms as set forth in the relevant option agreement as in effect immediately prior to the date hereof provides for acceleration of vesting by reason of the transactions contemplated hereby. Each assumed Company Stock Option will otherwise continue to have, and be subject to, the same terms and conditions as in effect immediately prior to the Effective Time.

      (b) Registrations. Prior to the Closing, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Ordinary Shares for delivery upon exercise of Company Stock Options. Reasonably promptly after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form), with respect to the Parent Ordinary Shares subject to such options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

      (c) Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take all such reasonable steps as may be required and are consistent with applicable law and regulations to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Ordinary Shares

(including derivative securities with respect to Parent Ordinary Shares) in the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

      Section 1.10 Company Restricted Stock Units. Each restricted stock unit issued under The Enstar Group, Inc. Deferred Compensation and Stock Plan for Non-Employee Directors (the "Directors Deferred Plan") that is outstanding immediately prior to the Effective Time shall automatically convert, as of the Effective Time, from a right in respect of a share of Company Common Stock into a right in respect of the Merger Consideration. The Company has amended the Directors Deferred Plan to provide that (i) no portion of any retainer or other fees payable currently to a director from and after the date hereof shall be distributable in the Company Common Stock and (ii) all amounts deferred under the Directors Deferred Plan, or credited as dividends equivalents thereunder, from and after the date hereof (the "Additional Accruals"), shall be valued by reference to the Company's Common Stock prior to the Effective Time and the Parent Ordinary Shares from and after the Effective Time, but such Additional Accruals shall be distributable solely in cash, in accordance with the otherwise applicable distributions provisions of the Directors Deferral Plan.

      Section 1.11 Certain Adjustments. If, except pursuant to the Parent Recapitalization, between the date of this Agreement and the Effective Time, the outstanding Parent Ordinary Shares or shares of Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

      Section 2.1 Exchange Fund. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company to act as exchange agent hereunder (which entity shall be reasonably acceptable to the Company) for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of record, as of the Effective Time, of Company Common Stock, certificates representing the Parent Ordinary Shares issuable pursuant to Section 1.8 in exchange for outstanding shares of Company Common Stock. Parent agrees to make available, or cause the Surviving Corporation to make available, directly or indirectly to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to
Section 2.5 and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of Parent Ordinary Shares deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund." The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided, that no such gain or loss thereon shall affect the amounts payable to the holders of shares of Company

Common Stock pursuant to Article I and this Article II. Any interest and other income resulting from such investments shall promptly be paid to Parent.

      Section 2.2 Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record, as of the Effective Time, of Company Common Stock (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Company Common Stock shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify (such letter to be reasonably acceptable to the Company prior to the Effective
Time) and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more certificates for Parent Ordinary Shares representing, in the aggregate, the whole number of Parent Ordinary Shares that such holder has the right to receive pursuant to Section 1.8 (after taking into account all shares of Company Common Stock surrendered by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, consisting of cash in lieu of any fractional Parent Ordinary Shares pursuant to Section 2.5 and dividends and other distributions pursuant to
Section 2.3. No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.5. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, one or more certificates for Parent Ordinary Shares evidencing, in the aggregate, the proper number of Parent Ordinary Shares, a check in the proper amount of cash in lieu of any fractional Parent Ordinary Shares pursuant to
Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such Company Common Stock to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

      Section 2.3 Distributions with Respect to Unexchanged Shares. All Parent Ordinary Shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time. No dividends or other distributions declared or made in respect of the Parent Ordinary Shares shall be paid to the holder of any Certificate until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder, without interest, all dividends or other distributions payable with respect to the Parent Ordinary Shares delivered to such holder pursuant to Section 2.2 with a record date after the Effective Time but prior to such surrender and a payment date prior to such surrender.

      Section 2.4 No Further Ownership Rights in Company Common Stock. All Parent Ordinary Shares issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

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

      Section 2.5 No Fractional Parent Ordinary Shares.

      (a) No certificates or scrip representing fractional Parent Ordinary Shares or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Parent.

      (b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of Parent Ordinary Shares (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a Parent Ordinary Share multiplied by
(ii) the average closing price for a share of Company Common Stock as reported on the NASDAQ National Market System ("Nasdaq") for the five trading days ending on the trading day prior to the Closing Date divided by (iii) the Exchange Ratio.

      (c) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall deposit or cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

      Section 2.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.2, any cash in lieu of fractional Parent Ordinary Shares to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to Parent Ordinary Shares to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. "Governmental Entity" shall mean (i) any nation or government, any state or other political subdivision or instrumentality thereof, (ii) any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, (iii) any court, tribunal or arbitrator, or (iv) any self regulatory organization. "Person" shall mean individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Securities Exchange Act of 1934, as amended, the "Exchange Act").

      Section 2.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional Parent Ordinary Shares to which such holders are entitled pursuant to
Section 2.5, and unpaid dividends and distributions on Parent Ordinary Shares to which such holders are entitled pursuant to Section 2.3, as the case may be, deliverable in respect thereof, pursuant to this Agreement.

      Section 2.8 Withholding Rights. Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and Treasury Regulations, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Stock Options in respect of which such deduction and withholding was made by Parent, the Surviving Corporation and the Exchange Agent.

      Section 2.9 Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

      Section 2.10 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be cancelled and converted into the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby (including any cash in lieu of fractional Parent Ordinary Shares to which the holders thereof are entitled pursuant to Section 2.5) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

      Section 2.11 Affiliates. Notwithstanding anything to the contrary herein, to the fullest extent permitted by law, no certificates representing Parent Ordinary Shares or cash shall be delivered to a Person who may be deemed an "affiliate" (an "Affiliate") of the Company in accordance with Section 5.9 for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and applicable rules and regulations of the Securities and Exchange Commission (the "SEC") until such Person has executed and delivered an affiliate agreement in the form of Exhibit 2.11 to this Agreement pursuant to which such Affiliate shall agree to be bound by the provisions of Rule 145 promulgated under the Securities Act (an "Affiliate Agreement") to Parent.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

      Section 3.1 Representations and Warranties of Parent. Except (x) as set forth in the Parent disclosure letter delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Letter") (each section of which qualifies the correspondingly numbered representation and warranty or covenant and any other representation or warranty, if it is readily apparent that the disclosure set forth in the Parent Disclosure Letter is applicable to such other representation or warranty) or (y) as disclosed in the Company SEC Reports as of the date hereof, but only to the extent the exception is reasonably apparent from such disclosure, Parent represents and warrants to the Company as follows:

      (a) Organization, Standing and Power; Subsidiaries. Each of Parent and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, has the requisite corporate (or similar) power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended December 31, 2005 ("Company Exhibit 21") includes all the Subsidiaries of Parent. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Parent have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by Parent, free and clear of all Liens and free of any other restriction except for restrictions imposed by applicable securities laws. Except for the Subsidiaries listed on Company
Exhibit 21, neither Parent nor any of its Subsidiaries is the record or beneficial owner, directly or indirectly, of any capital stock or other equity ownership interest in any other Person.

            (i) For purposes of this Agreement:

                  (A) "Lien" means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever.

                  (B) "Material Adverse Effect" means, with respect to any entity, any event, change, circumstance or effect that, individually or in the aggregate, is or would be reasonably likely to be materially adverse to (x) the business, financial condition, assets or results of operations of such entity and its Subsidiaries, taken as a whole, other than any event, change, circumstance or effect relating (i) to the economy or financial markets in general, (ii) to changes in general in the industries in which such entity operates, provided, however, that the effect of such changes shall be included to the extent of, and in the amount of, the disproportionate impact (if any) they have on such entity relative to the other participants in such industry, (iii) to changes in applicable law or regulations or in generally accepted accounting principles ("GAAP"), provided, however, that the effect of such changes shall be included to the extent of, and in the amount of, the disproportionate impact (if any) they have on such entity relative to other Persons with similar lines of business, or (iv) to the announcement of this Agreement or the transactions contemplated hereby; or (y) the ability of such entity and its Subsidiaries to consummate the transactions contemplated by this Agreement and by the Parent Recapitalization Agreement.

                  (C) "Subsidiary" when used with respect to any party means any corporation or other Person, whether incorporated or unincorporated, (x) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (y) at least 50% of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other Person is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries; provided, that when used with respect to the Company, Subsidiary shall not refer to Parent and its Subsidiaries.

                  (D) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

      (b) Capital Structure.

            (i) As of the date hereof, the authorized capital stock of Parent consisted of (A) Class A Ordinary Shares, par value $1.00 per share ("Parent Class A Shares"), of which 6,000 shares were outstanding, (B) Class B Ordinary Shares, par value $1.00 per share ("Parent Class B Shares"), of which 6,000 shares were outstanding, (C) Class C Ordinary Shares, par value $1.00 per share ("Parent Class C Shares" and together with Parent Class A Shares and Parent Class B Shares, the "Parent Voting Ordinary Shares"), of which 6,153 shares were outstanding, (D) Class D Non-Voting Ordinary Shares, par value $1.00 per share, of which 740.658 shares were outstanding, and (E) Class E Non-Voting Ordinary Redeemable Shares, par value $1.00 per share, of which zero shares were outstanding. As of the Effective Time and prior to the issuance of the Merger Consideration, the amended constitutive documents of Parent attached to the Parent Recapitalization Agreement shall have become effective, the Parent Recapitalization shall have occurred and the authorized capital stock of Parent shall consist of (x) 100,000,000 Parent Ordinary Shares, of which 6,139,425 shares will be outstanding, (y) 6,000,000 non-voting ordinary shares, par value $1.00 per share, of which 2,972,892 will be outstanding, and (z) 50,000,000 preferred shares, par value $1.00 per share, none of which will be issued. All issued and outstanding shares of the capital stock of Parent are, and when Parent Ordinary Shares are issued in the Merger or upon exercise of Company Stock Options converted in the Merger pursuant to Section 1.9, such shares will be, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights.

            (ii) Except as otherwise set forth in this Section 3.1(b), as contemplated by Section 1.8, Section 1.9, Section 1.10 and pursuant to the Parent Recapitalization, there are no securities, options, warrants, calls, rights commitments, agreements, arrangements or undertakings of any kind outstanding or to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except pursuant to the Parent Recapitalization, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries. There are no outstanding obligations of Parent or any of its Subsidiaries to provide funds or make any investment in any of its Subsidiaries or any other entity, nor has Parent or any of its Subsidiaries granted or agreed to grant to any Person any stock appreciation rights or similar equity based rights.

      (c) Authority; No Conflicts.

            (i) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the approval of the Bermuda Monetary Authority of the issuance of the Parent Ordinary Shares to be issued in the Merger (and the subsequent free transferability of the corresponding shares between nonresident persons for exchange control purposes), and the adoption and approval of this Agreement, the Parent Recapitalization Agreement and the transactions contemplated hereby and thereby by the members of Parent. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent subject to the adoption and approval of this Agreement, the Parent Recapitalization Agreement and the transactions contemplated hereby and thereby by the members of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (ii) The execution and delivery of this Agreement by Parent does not or will not, as the case may be, and the consummation by Parent of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of any material benefit under, or the creation of any Lien on, or the loss of, any assets pursuant to: (A) any provision of the memorandum of association, bye-laws or other organizational or constitutive documents of Parent or any Subsidiary of Parent, or (B) except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any Subsidiary of Parent or their respective properties or assets.

            (iii) No consent, approval, order or authorization of, clearance by, or registration, declaration or filing with any Governmental Entity is required by or with respect to Parent or any Subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) state securities or "blue sky" laws, (C) the Securities Act, (D) the Exchange Act, (E) the GBCC with respect to the filing of the Certificate of Merger and related documents, (F) rules and regulations of the Nasdaq, (G) antitrust or other competition laws, of the European Union or other jurisdictions, (H) permits, filings and approvals required by the applicable insurance regulatory authorities as set forth in
Schedule 3.1(c)(iii) of the Parent Disclosure Letter and (I) the approval of the issuance of the Parent Ordinary Shares to be issued in the Merger (and of the subsequent free transferability of the corresponding shares between nonresident persons for exchange control purposes) by the Bermuda Monetary Authority and (J) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Consents, approvals, orders, authorizations registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (I) are hereinafter referred to as "Necessary Consents."

      (d) Financial Statements; Undisclosed Liabilities; Indebtedness.

            (i) Parent has made available to the Company complete and correct copies of the consolidated balance sheet of Parent and its consolidated subsidiaries as at December 31, 2003, December 31, 2004 and December 31, 2005, along with the consolidated statement of earnings, comprehensive income, changes in shareholders' equity and cash flows of Parent and its consolidated subsidiaries for the fiscal year ending December 31, 2003, December 31, 2004 and December 31, 2005, in each case together with the related audit report of Deloitte & Touche, Parent's independent public accountants (all such financial statements collectively, the "Parent Financial Statements"). Each of the Parent Financial Statements (including the related notes and schedules) (A) is true and correct in all material respects and presents fairly, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries and the results of their operations and their cash flows as of the respective dates or for the respective periods set forth therein, (B) has been derived from the accounting books and records of Parent and its subsidiaries, and (C) has been prepared in accordance with GAAP consistently applied during the periods involved.

            (ii) Except as reflected or reserved against in the Parent Financial Statements, Parent and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Parent and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than obligations under this Agreement or the Parent Recapitalization Agreement or liabilities incurred in the ordinary course of business and that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. None of Parent or any of its Subsidiaries has outstanding Indebtedness. For the purposes of this Agreement, "Indebtedness" means, without duplication, (A) any indebtedness for borrowed money, (B) any capital lease and (C) any indebtedness evidenced by any note, bond, debenture or other debt security, in the case of clauses (A), (B) and (C), whether incurred, assumed, guaranteed or secured or unsecured, and guarantees of any of the foregoing of any other Person.

            (iii) The reserves reflected in the Parent Financial Statements for payment of benefits, losses, claims, expenses and similar purposes (including claims litigation) under all presently issued insurance, reinsurance and other applicable agreements issued by Parent and its Subsidiaries were determined in accordance with prudent industry standards consistently applied, are fairly stated in accordance with sound actuarial principles and are in material compliance with the requirements of applicable Law. Except as disclosed in the Parent Financial Statements, there are no agreements or arrangements to which any of Parent or its Subsidiaries is a party relating to finite or other non-traditional reinsurance.

      (e) Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (A) the registration statement on Form S-4 with respect to issuance of Parent Ordinary Shares in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act or (B) the SEC proxy materials which shall constitute the Company Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments thereto, the "Company Proxy Statement/Prospectus") will, on the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Company Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder. Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Form S-4 or the Company Proxy Statement/Prospectus based on information supplied by the Company for inclusion or incorporation by reference therein.

      (f) Board Approval. The Board of Directors of Parent, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of Parent and its stockholders and (ii) adopted and approved this Agreement and approved the Merger and the other transactions contemplated by this Agreement.

      (g) Vote Required. The affirmative votes of the holders of a majority of the outstanding shares of capital stock of Parent (voting together as a single class, or separately on a class-by-class basis as described in Schedule 3.1(j) of the Parent Disclosure Letter (the "Parent Shareholder Approval") and the holders of a majority of the voting shares of Merger Sub are the only votes of the holders of any class or series of Parent's or Merger Sub's capital stock necessary to consummate the transactions contemplated hereby. The agreement of members set forth in Section 8 of the Recapitalization Agreement includes members holding the number of shares necessary to adopt the Recapitalization Agreement and the Merger Agreement and to approve the Merger and the Recapitalization and the other transactions contemplated by the Merger Agreement and the Recapitalization Agreement and is otherwise sufficient to obtain the Parent Shareholder Approval. None of Parent, Merger Sub or any of their respective affiliates or associates (as such terms are defined in Section 14-2-1132 of the GBCC) is an "interested shareholder" (as such term is defined in Section 14-2-1132 of the GBCC).

      (h) Litigation; Compliance with Laws.

            (i) Other than insurance claims litigation in the ordinary course of business consistent with past practice that is reserved against or otherwise disclosed in the Parent Financial Statements and is not material to Parent individually or in the aggregate, there are no suits, actions or proceedings (collectively "Actions") pending or, to the knowledge of Parent, threatened, against or affecting Parent or any Subsidiary of Parent which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent, nor are there any judgments, decrees, injunctions, rulings or orders of any Governmental Entity or arbitrator outstanding against Parent or any Subsidiary of Parent which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent. For purposes of this Agreement, "known" or "knowledge" means, with respect to any party, the actual knowledge of such party's officers and senior management and such knowledge as would be reasonably expected to be known by such officers and senior management in the ordinary and usual course of the performance of their professional responsibilities to such party.

            (ii) Except as would, in the aggregate, not reasonably be expected to have a Material Adverse Effect on Parent, Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals (including all insurance permits and licenses) of all Governmental Entities which are necessary for the operation of the businesses of Parent and its Subsidiaries, taken as a whole (the "Parent Permits"). Parent and its Subsidiaries are in compliance with the terms of the Parent Permits and none of the Parent Permits are suspended or, to the knowledge of Parent, threatened to be suspended, except where the failures to so comply or such suspensions or threats of suspension, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries is in violation of, and Parent and its Subsidiaries have not received any notices of violation with respect to, any laws, ordinances or regulations of any Governmental Entity (including insurance laws and regulations), except for violations which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

            (iii) Parent and its Subsidiaries are in compliance, and since January 1, 2001 have complied in all material respects, with each national, federal, state, provincial, local, municipal, or transnational constitution, law, directive, administrative ruling, order, ordinance, code, statute, regulation or treaty ("Law") that is or was applicable to it or to the conduct or operation of the business of Parent and its Subsidiaries or the ownership or use of any of their assets. Neither Parent nor any of its Subsidiaries has caused or taken any action that could reasonably be expected to result in any material liability relating to any Law. Neither Parent nor its Subsidiaries have been subject to any disqualification that would be a basis for denial, suspension, nonrenewal or revocation of any material Governmental Authorization required of an insurance company, and there is no basis for, or proceeding or investigation that is reasonably likely to become a basis for, any disqualification, denial, suspension, nonrenewal, revocation, cancellation or modification of any such Governmental Authorization.

            (iv) Schedule 3.1(h)(iv) of the Parent Disclosure Letter sets forth all jurisdictions where Parent or any of its Subsidiaries writes or is authorized to conduct the business of insurance. Parent and its Subsidiaries meet all statutory or regulatory requirements and have obtained all Governmental Authorizations required to be an authorized insurer in all jurisdictions set forth or required to be set forth in Schedule 3.1(h)(iv) of the Parent Disclosure Letter. Parent and its Subsidiaries hold all Governmental Authorizations necessary to conduct the business of insurance as currently conducted by them. Such Governmental Authorizations are, and upon consummation of the Merger will continue to be, in full force and effect, and Parent and its Subsidiaries are in compliance with the terms and conditions thereof. Each filing or other Governmental Authorization effected by any of Parent or its Subsidiaries in connection with the insurance, reinsurance or other business of Parent was true, correct and complete in all material respects at the time such filing or Governmental Authorization was effected. Without limiting the generality of the foregoing, the Subsidiaries of Parent are, where required (A) duly licensed or authorized as insurance companies and reinsurers under the applicable Laws and (B) duly authorized under the applicable Law to conduct each line of business conducted by the Subsidiaries or reported as being written in the Parent Financial Statements. To the knowledge of Parent and its Subsidiaries, no proceeding or customer complaint has been filed with the insurance regulatory authorities which could reasonably be expected to lead to the denial, suspension, nonrenewal, revocation, material limitation or material restriction of any such Governmental Authorization.

            (v) No claims and assessments against Parent or its Subsidiaries by any insurance guaranty association or other similar association or body (in connection with a fund relating to insolvent insurers) is pending, Parent and its Subsidiaries have not received notice of any such claim or assessment, and, to the knowledge of Parent, there is no basis for the assertion of any such claim or assessment against Parent or its Subsidiaries by any insurance guaranty association.

            (vi) For purposes of this Agreement, "Governmental Authorization" shall mean any approval, franchise, certificate of authority, order, consent, judgment, decree, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

      (i) Absence of Certain Changes or Events. Except for obligations under or actions required by this Agreement, the Parent Recapitalization Agreement or the transactions contemplated hereby or thereby, and except as permitted by Section 4.1, since December 31, 2005, (i) Parent and its Subsidiaries have conducted their business only in the ordinary course; (ii) through the date hereof, there has not been any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of Parent's capital stock;
(iii) there has not been any action taken by Parent or any of its Subsidiaries during the period from December 31, 2005 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 4.1 or Section 4.4; and (iv) except as required by GAAP, there has not been any change by Parent in accounting principles, practices or methods. Since December 31, 2005, there have not been any changes, circumstances or events which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on Parent.

      (j) Financial Advisors. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Parent.

      (k) Employees; Employee Benefit Plans and Related Matters; ERISA.

            (i) Employees. Section 3.1(k)(i) of the Parent Disclosure Letter sets forth a complete list of (A) all agreements (other than customary offer letters) by and between Parent and any of its Subsidiaries and their respective employees relating to employment matters and (B) all such agreements to which Parent or any of its Subsidiaries are a party that contain "change of control" (or similar) provisions that would be triggered by the transactions contemplated hereby. Parent has previously furnished to the Company correct and complete copies of each of the agreements set forth in Section 3.1(k)(i) of the Parent Disclosure Letter.

            (ii) Employee Benefit Plans. Schedule 3.1(k) of the Parent Disclosure Letter sets forth a complete and correct list of each Benefit Plan of Parent and each of its Subsidiaries ("Parent Benefit Plan"). With respect to each such Parent Benefit Plan, Parent has provided or made available to the Company complete and correct copies of such Parent Benefit Plan, if written, or a description of such Parent Benefit Plan if not written, and related documents including the most recent summary plan description, the Forms 5500 for the three most recent years, the most recent favorable determination letter, the most recent actuarial valuation and nondiscrimination testing for the most recent three years. Except with respect to amendments or modifications required solely to avoid early recognition of income and the additional taxes imposed under
Section 409A of the Code or required by applicable Law, none of Parent or any of its Subsidiaries has communicated to any current or former employee thereof any intention or commitment to modify any Parent Benefit Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

            (iii) Compliance; Liability. Each of the Parent Benefit Plans has been operated and administered in all material respects in compliance with its terms, all applicable Laws and all applicable collective bargaining agreements and, if applicable, in good faith compliance with Section 409A of the Code. Each Parent Benefit Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter from the United States Internal Revenue Service (the "IRS") with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. There are no material pending or threatened claims by or on behalf of any participant in any of the Parent Benefit Plans, or otherwise involving any such Parent Benefit Plan or the assets of any Parent Benefit Plan, other than routine claims for benefits. The Parent Benefit Plans are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the United States Department of Labor ("Department of Labor"), or any other governmental agency or entity, domestic or foreign. Neither Parent nor any of its Subsidiaries has ever maintained or contributed to or been obligated to contribute to a "Multiemployer Plan" (as such term is defined by Section 4001(a)(3) of ERISA) or to a plan subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code. Neither Parent nor any of its Subsidiaries has any actual or potential liability
(i) under Section 4069, 4201 or 4212(c) of ERISA or any similar foreign law, or
(ii) attributable to any "employee benefit plan" (as defined in section 3(3) of ERISA) covering any employees of any entity other than Parent or any of its Subsidiaries that is or was treated as a single employer with Parent or any of its Subsidiaries within the meaning of Section 414(b), 414(c), 414(m), or 414(o) of the Code, or section 4001(b) of ERISA. Except as is otherwise required by applicable Law, no person is or will become entitled to post-employment welfare benefits of any kind by reason of employment with Parent or any of its Subsidiaries. The entering into this Agreement or the consummation of the transactions contemplated by this Agreement will not, separately or together with any other event, result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of Parent or any of its Subsidiaries and no payment or deemed payment by Parent or any of its Subsidiaries will arise or be made as a result of the entering into of this Agreement or the consummation of the transactions contemplated by this Agreement that would not be deductible pursuant to Section 280G of the Code.

            (iv) For purposes of this Agreement, "Benefit Plans" means, with respect to any Person, each foreign or domestic employee benefit plan, scheme, program, policy, arrangement and contract (including, but not limited to, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, policy, arrangement and contract, written or oral) which is currently maintained or contributed to (or required to be contributed to) by Parent or the Company, as the case may be, or any of their Subsidiaries, or with respect to which Parent or the Company, as the case may be, or any of their Subsidiaries, has any liability.

      (l) No Restrictions on the Merger; Takeover Statutes. The Board of Directors of Parent has taken all necessary action to render any potentially applicable anti-takeover or similar statute or regulation or provision of the memorandum of association or bye-laws, or other organizational or constitutive document or governing instruments of Parent or any of its Subsidiaries, inapplicable to this Agreement and the transactions contemplated hereby.

      (m) Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, each of Parent and its Subsidiaries complies and since December 31, 2001 has always complied with all applicable statutes, laws and regulations relating to the environment or occupational health and safety ("Environmental Laws") and, to the knowledge of Parent, no material expenditures are or will be required to comply with any such existing Environmental Laws. None of Parent or its Subsidiaries has caused or taken or failed to take any action that could reasonably be expected to result in any material liability or obligation relating to any Environmental Law.

      (n) Intellectual Property. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent (A) Parent and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (B) to the knowledge of Parent, the use of any Intellectual Property by Parent and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Parent or any Subsidiary acquired the right to use any Intellectual Property; (C) to the knowledge of Parent, no Person is challenging, infringing on or otherwise violating any right of Parent or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Parent or its Subsidiaries; and (D) neither Parent nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Parent and its Subsidiaries. For purposes of this Agreement, "Intellectual Property" shall mean all (i) trademarks, service marks, trade names, trade dress, domain names, copyrights and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, (ii) letters patent, patent applications, inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, website content, and all similar intellectual property rights, (iii) tangible embodiments of any of the foregoing in any medium, (iv) information technology, and (v) licenses of any of the foregoing.

      (o) Taxes.

            (i) Parent and each of its Subsidiaries has timely filed, or has caused to be timely filed, all Tax Returns required to be filed, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. All Taxes shown to be due on such Tax Returns, have been timely paid, except to the extent that any failure to have so paid would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or to the extent such taxes are being contested in good faith and by appropriate proceedings and for which reserves have been properly maintained in accordance with GAAP. All Taxes required to be withheld by Parent and each of its Subsidiaries have been timely withheld and paid to the proper taxing authority, except to the extent that any failure to have so withheld or paid would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or to the extent such taxes are being contested in good faith and by appropriate proceedings and for which reserves have been properly maintained in accordance with GAAP.

            (ii) The Parent Financial Statements reflect an adequate reserve in accordance with GAAP for all Taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof through the date of such Parent Financial Statements, except to the extent that the failure to have so reserved would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. No deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against Parent or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

            (iii) The United States, United Kingdom and Belgian Federal income and VAT Tax Returns as applicable of Parent and each of its Subsidiaries consolidated in such Tax Returns for all years through 2002 either have been examined by and settled with the applicable governmental entity or the statutes of limitation for assessment of deficiency with respect thereto have expired. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

            (iv) There are no material Liens for Taxes (other than for current Taxes not yet due and payable and for Taxes being contested in good faith) on the assets of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is bound by any Tax sharing agreements with third parties.

            (v) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

            (vi) For purposes of this Agreement:

                  (A) "Taxes" includes any tax, value-added tax, levy, impost, duty, charge, assessment or fee of any nature, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

                  (B) "Tax Return" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

      (p) Contracts. There are no contracts to which any of Parent or its Subsidiaries is a party, by which any of its assets may be bound or affected, or under which any of Parent or its Subsidiaries receives any benefit, in each case that (i) is material to the business, results of operations, condition (financial or otherwise), assets or liabilities of Parent and its Subsidiaries, taken as a whole, (ii) imposes material obligations (whether or not monetary) on Parent or any of its Subsidiaries, or (iii) is otherwise necessary or advisable for the proper and efficient operation of any of Parent or its Subsidiaries (any such contract, together with any other contract or agreement to which Parent or any of its Subsidiaries is a party or by which any of their respective assets are bound or affected, a "Parent Contract"). Each Parent Contract is, and following the consummation of the transactions contemplated herein will continue to be, legal under applicable Law, valid, binding, enforceable and in full force and effect and contains no provision relating to change in control or other terms that will become applicable or inapplicable upon such consummation. To the knowledge of Parent, no party is in breach or default, or has repudiated any provision, of any such Parent Contract and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration under any such Parent Contract. No Parent Contract, applicable Law or Governmental Authorization exists that restricts the right of any of Parent or its Subsidiaries to carry on or continue after the Closing Date its business in the ordinary course consistent with past practice.

      (q) Assets.

            (i) Parent and its Subsidiaries own, or otherwise have sufficient and legally enforceable rights to use, all of the properties and assets (real, personal or mixed, tangible or intangible), necessary for the conduct of, or otherwise material to, their business and operations as they are currently conducted (the "Parent Assets"). Parent and its Subsidiaries have valid title to, or in the case of leased property have valid leasehold interests in, all such Parent Assets, including all such Parent Assets reflected in the Parent Financial Statements or acquired since such date (except as may have been disposed of since such date in the ordinary course of business consistent with past practice), in each case free and clear of any Lien, except Parent Permitted Liens. Schedule 3.1(q)(i) of the Parent Disclosure Letter sets forth a complete and correct list of each of the countries in which Parent Assets are located.

            (ii) "Parent Permitted Liens" means (A) Liens reserved against or reflected in the Parent Financial Statements, to the extent so reserved or reflected or described in the notes thereto, (B) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Parent's books in accordance with GAAP, (C) those Liens set forth in Schedule 3.1(q)(ii) of the Parent Disclosure Letter and (D) those Liens that, individually and in the aggregate with all other Parent Permitted Liens, do not and will not materially interfere with the use of the properties or assets of Parent and its Subsidiaries taken as a whole as currently used, or otherwise have or result in a Material Adverse Effect on Parent.

      (r) Real Property.

            (i) Parent and its Subsidiaries have good, valid and marketable fee simple title to the Parent Owned Real Property, free and clear of any Liens other than Parent Permitted Liens. Each Parent Lease grants the lessee under such lease the exclusive right to use and occupy the premises and rights demised thereunder free and clear of any Lien other than Parent Permitted Liens. Each of Parent and its Subsidiaries has good and valid title to the leasehold estate or other interest created under its respective Parent Leases free and clear of any Liens other than Parent Permitted Liens. Each of Parent and its Subsidiaries enjoys peaceful and undisturbed possession under its respective Parent Leases of its respective Parent Leased Real Property. The Parent Real Property constitutes all the interests in real property necessary for the conduct of, or otherwise material to, the business of Parent and its Subsidiaries.

            (ii) "Parent Leases" means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which Parent or any of its Subsidiaries is the lessee, sublessee, licensee, user or occupant of real property, or interests therein, necessary for the conduct of, or otherwise material to, the business of Parent and its Subsidiaries as it is currently conducted. "Parent Leased Real Property" means all interests in real property pursuant to the Parent Leases. "Parent Owned Real Property" means the real property owned by Parent and its Subsidiaries necessary for the conduct of, or otherwise material to, the business of Parent and its Subsidiaries as it is currently conducted. "Parent Real Property" means the Parent Owned Real Property and the Parent Leased Real Property.

      (s) Insurance. All insurance policies maintained by or on behalf of any of Parent and its Subsidiaries under which any such entity is insured (other than reinsurance or similar agreements) as of the date hereof are in full force and effect, and all premiums due thereon have been paid. Parent and its Subsidiaries have complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is suitable for the business and operations of Parent and its Subsidiaries.

      (t) Affiliate Transactions. Schedule 3.1(t) of the Parent Disclosure Letter contains a complete and correct list of all agreements, contracts, transfers or pledges of assets or transfers or assumptions of liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which Parent or any of its Subsidiaries, on the one hand, and (i) the members or stockholders of Parent or any of its Subsidiaries or any of their respective affiliates (other than Parent or any of its Subsidiaries), or (ii) the directors of the Parent or any of its Subsidiaries (other than the Principal Shareholders), on the other hand, are or have been a party or otherwise bound or affected, and that (x) are currently pending or in effect or by which the Parent or any of its Subsidiaries are bound or obligated or (y) involve continuing liabilities or obligations that, individually or in the aggregate, have been, are or will be $50,000 or more to Parent or any of its Subsidiaries.

      (u) Disclosure. No representation or warranty made by Parent contained in this Agreement nor any certificate furnished by or on behalf of Parent pursuant to Article VI contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading.

      Section 3.2 Representations and Warranties of the Company. Except (x) as set forth in the Company disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Letter") (each section of which qualifies the correspondingly numbered representation and warranty or covenant and any other representation or warranty, if it is readily apparent that the disclosure set forth in the Company Disclosure Letter is applicable to such other representation or warranty) or (y) as disclosed in the Company SEC Reports as of the date hereof, but only to the extent the exception is reasonably apparent from such disclosure, and assuming for purposes of the Company's representations and warranties and the conditions to Parent's obligations to effect the Merger set forth in Section 6.2(a) that the representations and warranties of Parent set forth in Section 3.1 are accurate, but only to the extent that the same affect the truth, accuracy or validity of the Company's representations or warranties, the Company represents and warrants to Parent as follows:

      (a) Organization, Standing and Power; Subsidiaries. Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, has the requisite corporate (or similar) power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Company Exhibit 21 includes all the Subsidiaries of the Company. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all Liens and free of any other restriction except for restrictions imposed by applicable securities laws. Except for the Subsidiaries listed on Company Exhibit 21, neither the Company nor any of its Subsidiaries is the record or beneficial owner, directly or indirectly, of any capital stock or other equity ownership interest in any other Person.

      (b) Capital Structure.

            (i) As of the date hereof, the authorized capital stock of the Company consisted of 55,000,000 shares of Company Common Stock, of which 5,739,378 shares were outstanding and 445,882 shares were held in the treasury of the Company. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and free of any preemptive rights. Section 3.2(b)(i)(1) of the Company Disclosure Letter contains a correct and complete list as of the date hereof of the number of outstanding Company Stock Options, the exercise price of all Company Stock Options and the number of shares of Company Common Stock issuable at such exercise price. Section 3.2(b)(i)(2) of the Company Disclosure Letter contains a correct and complete list as of the date hereof of the number of restricted stock units issued under the Directors Deferred Plan.

            (ii) Except as otherwise set forth in this Section 3.2(b), there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind outstanding or to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries. There are no outstanding obligations of the Company or any of its Subsidiaries to provide funds or make any investment in any of its Subsidiaries or any other entity, nor has the Company or any of its Subsidiaries granted or agreed to grant to any Person any stock appreciation rights or similar equity based rights.

      (c) Authority; No Conflicts.

            (i) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the adoption and approval of this Agreement by Company Shareholder Approval and the filing and recordation of appropriate merger documents as required by the GBCC. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the adoption and approval of this Agreement by the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (ii) The execution and delivery of this Agreement by the Company does not or will not, as the case may be, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or result in a default (with or without notice or lapse of time, or both) under, or give rise to any right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of any material benefit under, or the creation of any Lien on, or the loss of, any assets pursuant to (A) any provision of the articles of incorporation, bylaws, or other organizational or constitutive documents of the Company or any Subsidiary of the Company or (B) except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary of the Company or their respective properties or assets.

            (iii) No consent, approval, order or authorization of, clearance by, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby, except the Necessary Consents and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

      (d) Reports and Financial Statements; Undisclosed Liabilities,
Indebtedness.

            (i) The Company has filed or furnished all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC since January 1, 2000 (collectively, including all exhibits thereto, the "Company SEC Reports"). For purposes of the representations set forth in Section 3.2, any reference to or representation relating to the Company SEC Reports shall not include any matters related to Parent or any of its Subsidiaries or documents or other information provided to the Company by Parent or any of its Subsidiaries. None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), (x) contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (y) failed to comply in any material respect with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the financial statements (including the related notes and schedules) included or incorporated by reference in the Company SEC Reports (A) presents fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries and the consolidated results of its operations and its cash flows as of the respective dates or for the respective periods set forth therein, (B) has been derived from the accounting books and records of the Company and its subsidiaries, and (C) has been prepared in accordance with GAAP consistently applied during the periods involved.

            (ii) Except as reflected or reserved against in the Company SEC Reports, the Company and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than obligations under this Agreement or the Parent Recapitalization Agreement or liabilities incurred in the ordinary course of business and that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. None of the Company or its Subsidiaries has any outstanding Indebtedness.

            (iii) The reserves reflected in the Company SEC Reports for payment of benefits, losses, claims, expenses and similar purposes (including claims litigation) under all presently issued insurance, reinsurance and other applicable agreements issued by the Company and its Subsidiaries were determined in accordance with prudent industry standards consistently applied, are fairly stated in accordance with sound actuarial principles and are in material compliance with the requirements of applicable Law. Except as disclosed in the Company SEC Reports, there are no agreements or arrangements to which any of the Company or its Subsidiaries is a party relating to finite or other non-traditional reinsurance.

            (iv) The Company maintains internal controls over financial reporting as required by Rule 13a-15 under the Exchange Act. Such internal controls over financial reporting were designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

      (e) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, or (B) the Company Proxy Statement/Prospectus will, on the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Company Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder. Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 or the Company Proxy Statement/Prospectus based on information supplied by Parent for inclusion or incorporation by reference therein.

      (f) Board Approval. The Board of Directors of the Company, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Company Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of the Company and its shareholders, (ii) adopted and approved this Agreement and approved the Merger and the other transactions contemplated by this Agreement and (iii) recommended that the shareholders of the Company adopt and approve this Agreement and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company's shareholders at the Company Shareholders Meeting.

      (g) Vote Required. The affirmative votes of the holders of the majority of the voting power of the Company Common Stock to adopt and approve this Agreement (the "Company Shareholder Approval") are the only votes of the holders of any class or series of the Company's capital stock necessary to consummate the transactions contemplated hereby.

      (h) Litigation; Compliance with Laws.

            (i) Other than insurance claims litigation in the ordinary course of business consistent with past practice that is reserved against or otherwise disclosed in the financial statements included or incorporated by reference in the Company SEC Reports and is not material to the Company individually or in the aggregate, there are no Actions pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary of the Company which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company, nor are there any judgments, decrees, injunctions, rulings or orders of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

            (ii) Except as would, in the aggregate, not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals (including all insurance permits and licenses) of all Governmental Entities which are necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the "Company Permits"). The Company and its Subsidiaries are in compliance with the terms of the Company Permits and none of the Company Permits are suspended or, to the knowledge of Company, threatened to be suspended, except where the failures to so comply or such suspensions or threats of suspension, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is in violation of, and the Company and its Subsidiaries have not received any notices of violation with respect to, any laws, ordinances or regulations of any Governmental Entity (including insurance laws and regulations), except for violations which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

            (iii) The Company and its Subsidiaries are in compliance, and since January 1, 2001 complied in all material respects, with each Law that is or was applicable to it or to the conduct or operation of the business of the Company and its Subsidiaries or the ownership or use of any of their assets. Neither the Company nor any of its Subsidiaries have caused or taken any action that could reasonably be expected to result in any material liability relating to any Law. Neither the Company nor its Subsidiaries have been subject to any disqualification that would be a basis for denial, suspension, nonrenewal or revocation of any material Governmental Authorization required of an insurance company and there is no basis for, or proceeding or investigation that is reasonably likely to become a basis for, any disqualification, denial, suspension, nonrenewal, revocation, cancellation or modification of any such Governmental Authorization.

            (iv) Schedule 3.2(h)(iv) of the Company Disclosure Letter sets forth all jurisdictions where the Company or any of its Subsidiaries writes or is authorized to conduct the business of insurance. The Company and its Subsidiaries meet all statutory or regulatory requirements and have obtained all Governmental Authorizations required to be an authorized insurer in all jurisdictions set forth or required to be set forth in Schedule 3.2(h)(iv) of the Company Disclosure Letter. The Company and its Subsidiaries hold all Governmental Authorizations necessary to conduct the business of insurance as currently conducted by them. Such Governmental Authorizations are, and upon consummation of the Merger will continue to be, in full force and effect, and the Company and its Subsidiaries are in compliance with the terms and conditions thereof. Each filing or other Governmental Authorization effected by any of the Company or its Subsidiaries in connection with the insurance, reinsurance or other business of the Company was true, correct and complete in all material respects at the time such filing or Governmental Authorization was effected. Without limiting the generality of the foregoing, the Subsidiaries of the Company are, where required (A) duly licensed or authorized as insurance companies and reinsurers under the applicable Laws and (B) duly authorized under the applicable Law to conduct each line of business conducted by the Subsidiaries or reported as being written in the Company SEC Reports. To the knowledge of the Company and its Subsidiaries, no proceeding or customer complaint has been filed with the insurance regulatory authorities which could reasonably be expected to lead to the denial, suspension, nonrenewal, revocation, material limitation or material restriction of any such Governmental Authorization.

            (v) No claims and assessments against the Company or its Subsidiaries by any insurance guaranty association or other similar association or body (in connection with a fund relating to insolvent insurers) is pending, the Company and its Subsidiaries have not received notice of any such claim or assessment, and, to the knowledge of Company, there is no basis for the assertion of any such claim or assessment against the Company or its Subsidiaries by any insurance guaranty association.

      (i) Absence of Certain Changes or Events. Except for obligations under or actions required by this Agreement, the Parent Recapitalization Agreement or the transactions contemplated hereby or thereby, and except as permitted by Section 4.2, since December 31, 2005, (i) the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with prior practice; (ii) through the date hereof, there has not been any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the Company's capital stock; (iii) there has not been any action by the

Company or any of its Subsidiaries during the period from December 31, 2005 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of
Section 4.2; and (iv) except as required by GAAP, there has not been any change by the Company in accounting principles, practices or methods. Since December 31, 2005, there have not been any changes, circumstances or events which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

      (j) Financial Advisors. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company.

      (k) Employees; Employee Benefit Plans and Related Matters; ERISA.

            (i) Employees. Section 3.2(k)(i) of the Company Disclosure Letter sets forth a complete list of (A) all agreements (other than customary offer letters) by and between the Company and any of its Subsidiaries and their respective employees relating to employment matters and (B) all such agreements to which the Company or any of its Subsidiaries are a party that contain "change of control" (or similar) provisions that would be triggered by the transactions contemplated hereby. The Company has previously furnished to Parent correct and complete copies of each of the agreements set forth in Section 3.2(k)(i) of the Company Disclosure Letter.

            (ii) Employee Benefit Plans. Schedule 3.2(k)(ii) of the Company Disclosure Letter sets forth a complete and correct list of each Benefit Plan of the Company and each of its Subsidiaries ("Company Benefit Plan"). With respect to each such Company Benefit Plan, the Company has provided or made available to Parent complete and correct copies of such Company Benefit Plan, if written, or a description of such Company Benefit Plan if not written, and related documents including the most recent summary plan description, the Forms 5500 for the three most recent years, the most recent favorable determination letter, the most recent actuarial valuation and nondiscrimination testing for the most recent three years. Except with respect to amendments or modifications required solely to avoid early recognition of income and the additional taxes imposed under
Section 409A of the Code or required by applicable Law, none of the Company or any of its Subsidiaries has communicated to any current or former employee thereof any intention or commitment to modify any Company Benefit Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

            (iii) Compliance; Liability. Each of the Company Benefit Plans has been operated and administered in all material respects in compliance with its terms, all applicable laws and all applicable collective bargaining agreements and, if applicable, in good faith compliance with Section 409A of the Code. Each Company Benefit Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter from the IRS with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. There are no material pending or threatened claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan, other than routine claims for benefits. The Company Benefit Plans are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental agency or entity, domestic or foreign. Neither the Company nor any of its Subsidiaries has ever maintained or contributed to or been obligated to contribute to a "Multiemployer Plan" (as such term is defined by Section 4001(a)(3) of ERISA) or to a plan subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code. Neither the Company nor any of its Subsidiaries has any actual or potential liability (i) under Section 4069, 4201 or 4212(c) of ERISA or any similar foreign law, or (ii) attributable to any "employee benefit plan" (as defined in section 3(3) of ERISA) covering any employees of any entity other than the Company or any of its Subsidiaries that is or was treated as a single employer with the Company or any of its Subsidiaries within the meaning of Section 414(b), 414(c), 414(m), or 414(o) of the Code, or section 4001(b) of ERISA. Except as is otherwise required by applicable Law, no person is or will become entitled to post-employment welfare benefits of any kind by reason of employment with Company or any of its Subsidiaries. The entering into this Agreement or the consummation of the transactions contemplated by this Agreement will not, separately or together with any other event, result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries and no payment or deemed payment by Company or any of its Subsidiaries will arise or be made as a result of the entering into of this Agreement or the consummation of the transactions contemplated by this Agreement that would not be deductible pursuant to Section 280G of the Code.

      (l) No Restrictions on the Merger; Takeover Statutes.

            (i) The Board of Directors of the Company has taken all necessary action to render any potentially applicable anti-takeover or similar statute or regulation or provision of the certificate of incorporation or bylaws, or other organizational or constitutive document or governing instruments of the Company or any of its Subsidiaries, inapplicable to this Agreement, the Support Agreement, the Recapitalization Agreement and the transactions contemplated hereby and thereby. The approval of this Agreement, the Merger, the Support Agreement, the Recapitalization Agreement and the transactions contemplated hereby and thereby by the Board of Directors of the Company referred to in
Section 3.2(f) constitutes approval of this Agreement, the Merger, the Support Agreement, the Recapitalization Agreement and the transactions contemplated hereby and thereby for purposes of Section 14-2-1132 of the GBCC and represents the only action necessary to ensure that Section 14-2-1132 shall not apply to this Agreement, the Support Agreement, the Recapitalization Agreement or the consummation of the Merger or the other transactions contemplated hereby and thereby.

            (ii) The Company has taken all action necessary to ensure that the entering into of this Agreement, the Merger, the Support Agreement, the Recapitalization Agreement and the other transactions contemplated hereby and thereby will not result in the grant of any rights to any person under the Company Rights Agreement or enable or require the Company Rights to be exercised, distributed or triggered.

      (m) Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, each of the Company and its Subsidiaries complies and since December 31, 2001 has always complied with all Environmental Laws and, to the knowledge of the Company, no material expenditures are or will be required to comply with any such existing Environmental Laws. None of the Company or its Subsidiaries has caused or taken or failed to take any action that could reasonably be expected to result in any material liability or obligation relating to any Environmental Law.

      (n) Intellectual Property. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the knowledge of the Company, the use of any Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the knowledge of the Company, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries; and (iv) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by the Company and its Subsidiaries.

      (o) Taxes.

            (i) The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed, all Tax Returns required to be filed, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. All Taxes shown to be due on such Tax Returns have been timely paid, except to the extent that any failure to have so paid would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or to the extent such taxes are being contested in good faith and by appropriate proceedings and for which reserves have been properly maintained in accordance with GAAP. All Taxes required to be withheld by the Company and each of its Subsidiaries have been timely withheld and paid to the proper taxing authority, except to the extent that any failure to have so withheld or paid would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or to the extent such taxes are being contested in good faith and by appropriate proceedings and for which reserves have been properly maintained in accordance with GAAP.

            (ii) The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve in accordance with GAAP for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, except to the extent that the failure to have so reserved would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the

Company. No deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

            (iii) The Federal income Tax Returns of the Company and each of its Subsidiaries consolidated in such Tax Returns for all years through 2001 either have been examined by and settled with the IRS or the statutes of limitation for assessment of deficiency with respect thereto have expired (except that such returns may remain open to the limited extent that they effect years subsequent to the taxable year ended August 31, 2001). All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

            (iv) There are no material Liens for Taxes (other than for current Taxes not yet due and payable and for Taxes being contested in good faith) on the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is bound by any Tax sharing agreements with third parties.

            (v) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      (p) Contracts. There are no contracts to which any of the Company or its Subsidiaries is a party, by which any of its assets may be bound or affected, or under which any of the Company or its Subsidiaries receives any benefit, in each case that (i) is material to the business, results of operations, condition (financial or otherwise), assets or liabilities of the Company and its Subsidiaries, taken as a whole (ii) imposes material obligations (whether or not monetary) on the Company or any of its Subsidiaries, or (iii) is otherwise necessary or advisable for the proper and efficient operation of any of the Company or its Subsidiaries (any such contract, together with any other contract or agreement to which Company or any of its Subsidiaries is a party or by which any of their respective assets are bound or affected, a "Company Identified Contract"). Each Company Identified Contract is, and following the consummation of the transactions contemplated herein will continue to be, legal under applicable Law, valid, binding, enforceable and in full force and effect and contains no provision relating to change in control or other terms that will become applicable or inapplicable upon such consummation. To the knowledge of the Company, no party is in breach or default, or has repudiated any provision, of any such Company Identified Contract and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration under any such Company Identified Contract. No Company Identified Contract, applicable Law or Governmental Authorization exists that restricts the right of any of the Company or its Subsidiaries to carry on or continue after the Closing Date its business in the ordinary course consistent with past practice.

      (q) Assets.

            (i) The Company and its Subsidiaries own, or otherwise have sufficient and legally enforceable rights to use, all of the properties and assets (real, personal or mixed, tangible or intangible), necessary for the conduct of, or otherwise material to, their business and operations as they are currently conducted (the "Company Assets"). The Company and its Subsidiaries have valid title to, or in the case of leased property have valid leasehold interests in, all such Company Assets, including all such Company Assets reflected in the financial statements included in the Company SEC Reports or acquired since such date (except as may have been disposed of since such date in the ordinary course of business consistent with past practice), in each case free and clear of any Lien, except Company Permitted Liens. Schedule 3.2(q)(i) of the Company Disclosure Letter sets forth a complete and correct list of each of the countries in which Company Assets are located.

            (ii) "Company Permitted Liens" means (A) Liens reserved against or reflected in the financial statements included in the Company SEC Reports, to the extent so reserved or reflected or described in the notes thereto, (B) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Company's books in accordance with GAAP, (C) those Liens set forth in Schedule 3.2(q)(ii) of the Company Disclosure Letter and (D) those Liens that, individually and in the aggregate with all other Company Permitted Liens, do not and will not materially interfere with the use of the properties or assets of Parent and its Subsidiaries taken as a whole as currently used, or otherwise have or result in a Material Adverse Effect on the Company.

      (r) Real Property.

            (i) The Company and its Subsidiaries have good, valid and marketable fee simple title to the Company Owned Real Property, free and clear of any Liens other than Company Permitted Liens. Each Company Lease grants the lessee under such lease the exclusive right to use and occupy the premises and rights demised thereunder free and clear of any Lien other than Company Permitted Liens. Each of the Company and its Subsidiaries has good and valid title to the leasehold estate or other interest created under its respective Company Leases free and clear of any Liens other than Company Permitted Liens. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under its respective Company Leases of its respective Company Leased Real Property. The Company Real Property constitutes all the interests in real property necessary for the conduct of, or otherwise material to, the business of the Company and its Subsidiaries.

            (ii) "Company Leases" means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which the Company or any of its Subsidiaries is the lessee, sublessee, licensee, user or occupant of real property, or interests therein, necessary for the conduct of, or otherwise material to, the business of the Company and its Subsidiaries as it is currently conducted. "Company Leased Real Property" means all interests in real property pursuant to the Company Leases. "Company Owned Real Property" means the real property owned by the Company and its Subsidiaries necessary for the conduct of, or otherwise material to, the business of the Company and its Subsidiaries as it is currently conducted. "Company Real Property" means the Company Owned Real Property and the Company Leased Real Property.

      (s) Insurance. All insurance policies maintained by or on behalf of any of the Company and its Subsidiaries under which any such entity is insured (other than reinsurance or similar agreements) as of the date hereof are in full force and effect, and all premiums due thereon have been paid. The Company and its Subsidiaries have complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is suitable for the business and operations of the Company and its Subsidiaries.

      (t) Affiliate Transactions. Schedule 3.2(t) of the Company Disclosure Letter contains a complete and correct list of all agreements, contracts, transfers or pledges of assets or transfers or assumptions of liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which the Company or any of its Subsidiaries, on the one hand, and (i) the Principal Shareholders or any of their respective affiliates (other than the Company or any of its Subsidiaries), or (ii) the directors of the Company or any of its Subsidiaries (other than the Principal Shareholders), on the other hand, are or have been a party or otherwise bound or affected, and that (x) are currently pending or in effect or by which the Company or any of its Subsidiaries are bound or obligated or (y) involve continuing liabilities or obligations that, individually or in the aggregate, have been, are or will be $50,000 or more to the Company or any of its Subsidiaries.

      (u) Disclosure. No representation or warranty made by the Company contained in this Agreement nor any certificate furnished by or on behalf of the Company pursuant to Article VI contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading.

      Section 3.3 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as follows:

      (a) Organization. Merger Sub is a corporation duly formed, validly existing and in good standing under the laws of Georgia. Merger Sub is a direct wholly-owned subsidiary of Parent.

      (b) Corporate Authorization. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The copies of the Articles of Incorporation and the By-Laws of Merger Sub which were previously furnished or made available to the Company are true, complete and correct copies of such documents as in effect on the date of this Agreement.

      (c) Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the Articles of Incorporation or the By-Laws of Merger Sub or any applicable Law binding on Merger Sub.

      (d) No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and any amendments thereto and the consummation of the transactions contemplated hereby. The Merger Sub has no Subsidiaries.

      Section 3.4 Representations and Warranties of the Parties. Each party hereto represents and warrants to the other parties that it is the explicit intent of each party hereto that, except for the express representations and warranties contained in this Article III and in any certificates delivered pursuant to Article VI, none of Parent, Merger Sub or the Company is making any representation or warranty whatsoever, whether express or implied, including any implied representation or warranty as to condition, merchantability or suitability as to any of the properties or assets of it or any of its Subsidiaries. It is understood that any cost estimates, projections or other predictions, any forward-looking financial information or any memoranda or offering materials or presentations relating to the business of any party provided to any of the other parties are not and shall not be deemed to be or to include representations or warranties of the first party or any of the first party's Subsidiaries or affiliates.

                                  ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

      Section 4.1 Covenants of Parent. During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or pursuant to the Parent Recapitalization Agreement):

      (a) Ordinary Course. Parent and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, including with respect to their claims paying policies and practices, and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with all third parties having business dealings with them.

      (b) Dividends; Changes in Share Capital. Parent shall not (i) declare or pay any dividends or distributions on or make other distributions in respect of any of its capital stock, (ii) split, combine, reclassify or amend any terms of its capital stock or issue or authorize any other securities in respect of or in substitution for, shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

      (c) Issuance of Securities. Parent shall not issue or sell, or authorize the issuance or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, except that, subject to the next following sentence, Parent may issue up to 198 Class D Non-Voting Ordinary Shares, par value $1.00 per share, to up to 35 employees of Parent and may enter into agreements reasonably acceptable to the Company related to the issuance of such shares. Notwithstanding anything herein to the contrary, at no time shall Parent permit the parties to the Parent Recapitalization Agreement to hold fewer than 80% of the Class D Non-Voting Ordinary Shares or such Class D Non-Voting Ordinary Shares to be held by more than 35 holders thereof.

      (d) Governing Documents. Parent shall not amend its memorandum of association, bye-laws or other governing documents or agree to take or authorize any action to wind up its affairs, liquidate or dissolve or change its corporate or other organizational form.

      (e) No Related Actions. Parent will not agree or commit to do any of the foregoing.

      Section 4.2 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, the Parent Recapitalization Agreement or pursuant to the exercise of any Company Stock Option):

      (a) Ordinary Course. The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, including with respect to their claims paying policies and practices, and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with all third parties having business dealings with them.

      (b) Dividends; Changes in Share Capital. Except for a dividend of up to $17,560,000 payable in cash to shareholders of the Company prior to the Effective Time, the Company shall not, and in the case of clauses (ii) and (iii) below shall cause its Subsidiaries not to, (i) declare or pay any dividends or distributions on or make other distributions in respect of any of its capital stock, (ii) split, combine, reclassify or amend any terms of their respective capital stock or issue or authorize any other securities in respect of or in substitution for, shares of their respective capital stock, or (iii) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of their respective capital stock or any securities convertible into or exercisable for any shares of their respective capital stock.

      (c) Issuance of Securities. The Company shall not, and shall cause its Subsidiaries to not, issue or sell, or authorize the issuance or sale of, any shares of their respective capital stock or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing.

      (d) Governing Documents. The Company shall not amend its memorandum of association, bye-laws or other governing documents or agree to take or authorize any action to wind up its affairs, liquidate or dissolve or change its corporate or other organizational form and shall cause its Subsidiaries to not amend their articles of incorporation, bylaws or other governing documents in a manner materially adverse to Parent.

      (e) Indebtedness. The Company shall not, and shall cause its Subsidiaries not to, (i) incur or guarantee any indebtedness for borrowed money or issue debt securities; (ii) make any loans or capital contributions to, or investments in, any other Person (other than to wholly-owned Subsidiaries of the Company or loans, contributions or investments that have been committed or otherwise agreed to prior to the date hereof); or (iii) enter into any material commitment or transaction requiring a capital expenditure by the Company or its Subsidiaries; provided, that Parent's consent to any of the transactions contemplated by this subsection shall not be unreasonably withheld.

      (f) Acquisitions. The Company shall not, and shall cause its Subsidiaries not to, (i) acquire (by merger, consolidation, or acquisition of stock or assets) any Person or division thereof (other than an entity that is a wholly-owned subsidiary of the Company as of the date of this Agreement); or
(ii) sell, transfer, or encumber any assets of the Company or any of its Subsidiaries; provided, that Parent's consent to any of the transactions contemplated by this subsection shall not be unreasonably withheld.

      (g) No Related Actions. The Company will not, and (to the extent the foregoing applies to its Subsidiaries) will cause its Subsidiaries not to, agree or commit to do any of the foregoing.

      Section 4.3 Governmental Filings. Each party shall (a) confer on a regular basis with the other and (b) report to the other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on material operational matters. The Company and Parent (i) shall cooperate with each other in making all filings required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time, (ii) shall timely file all such reports and (iii) shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) notify the other party of the filing of all such reports, announcements and publications promptly after the same are filed. For purposes of this Agreement "other party" means, with respect to the Company, Parent and means, with respect to Parent, the Company, unless the context otherwise requires.

      Section 4.4 Actions Regarding Benefit Plans. During the period from the date of this Agreement and continuing until the Effective Time, except as provided in the Parent Recapitalization Agreement, neither party shall, and each party shall cause its Subsidiaries, its Board of Directors (and committees thereof), the Board of Directors (and committees thereof) of its Subsidiaries, its employees and the employees of its Subsidiaries not to, (a) take or cause to be taken any action that would increase any payment, acceleration, termination, forgiveness of indebtedness, vesting, distribution, compensation or benefits or obligation to fund benefits, or increase the number of participants, in each case, with respect to any Benefit Plan of such party; or (b) create or adopt any new Benefit Plan.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

      Section 5.1 Preparation of Proxy Statement; Shareholders Approval.

      (a) As promptly as reasonably practicable following the date hereof, the Company shall prepare and file with the SEC the Company Proxy Statement/Prospectus and Parent shall prepare and file the Form S-4. The Form S-4 and the Company Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Parent and the Company shall use reasonable best efforts to have the Company Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC as promptly as practicable after the date hereof and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Form S-4 or the Company Proxy Statement/Prospectus, received from the SEC. Parent and the Company shall provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 or the Company Proxy Statement/Prospectus prior to filing such with the SEC, and will promptly provide the other party with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Company Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed. The Company shall use reasonable best efforts to cause the Company Proxy Statement/Prospectus to be mailed to the Company's shareholders as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Ordinary Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Ordinary Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Company Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Company Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of the Company.

      (b) The Company shall duly take (subject to compliance with the provisions of Section 3.1(e) by Parent and all applicable laws) all necessary, proper and advisable action to call, give notice of, convene and hold a meeting of its shareholders on a date as soon as reasonably practicable (the "Company Shareholders Meeting") for the purpose of obtaining the Company Shareholder Approval with respect to the adoption and approval of this Agreement and shall take reasonable and lawful action to solicit the adoption and approval of this Agreement by the Company's shareholders; and the Board of Directors of the Company shall recommend adoption and approval of this Agreement by the shareholders of the Company to the effect as set forth in Section 3.2(f) (the "Company Recommendation"), and shall not withdraw, modify or qualify in any material respect (or propose to withdraw, modify or qualify in any material respect) in any manner adverse to Parent such recommendation (collectively, a "Change in the Company Recommendation"); provided, that the Board of Directors of the Company may effect a Change in the Company Recommendation pursuant to
Section 5.4(d); and provided, further, that the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the Company Recommendation) of factual information regarding the business, financial condition or results of operations of Parent or the Company or other material facts or developments in the Form S-4 or the Company Proxy Statement/Prospectus or otherwise. This Agreement shall be submitted to the shareholders of the Company at the Company Shareholders Meeting for the purpose of adopting the Agreement and approving the Merger; provided, that this Agreement shall not be required to be submitted to the shareholders of the Company at the Company Shareholders Meeting if there has been a Change in the Company Recommendation pursuant to Section 5.4(d) or this Agreement has been terminated pursuant to Section 7.1.

      Section 5.2 Access to Information/Employees.

      (a) Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other authorized representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (ii) all other information concerning it and its business, properties and personnel as such other party may reasonably request (including consultation on a regular basis with such parties, agents, advisors, attorneys and representatives with respect to litigation matters); provided, however, that either party may restrict the foregoing access to the extent that (A) in the reasonable judgment of such party, any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (B) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, or (C) disclosure of any such information or document could result in the loss of attorney-client privilege; provided, however, that with respect to this clause (C), the parties and/or counsel for the parties shall use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to avoid the loss of attorney-client privilege. Each party shall hold, and shall cause its respective directors, officers, employees, Affiliates, agents and advisors to hold, any such information obtained pursuant to this Section 5.2, as well as any information about any Takeover Proposal, in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement. For purposes of this Agreement, "Confidentiality Agreement" means the letter agreement, dated May 4, 2006, between Parent and the Company.

      Section 5.3 Reasonable Best Efforts.

      (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger and each of the other transactions contemplated by this Agreement and the Parent Recapitalization Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other Regulatory Law with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

      (b) To the extent permissible under applicable law or any rule, regulation or restriction of a Governmental Entity, each of Parent and the Company shall, and shall cause its respective Subsidiaries to, in connection with the efforts referenced in Section 5.3(a) to obtain all requisite material approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party's legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person and (iv) give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, Council Regulation No. 4064/89 of the European Community, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

      (c) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Parent and the Company shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

      Section 5.4 No Solicitation; Change of Recommendation.

      (a) No Solicitation. The Company agrees that following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate inquiries regarding or solicit the making of any Takeover Proposal. The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, engage in any negotiations concerning a Takeover Proposal. Notwithstanding anything in this Agreement to the contrary, the Company and the Company's Board of Directors shall be permitted to (A) comply with Rule 14d-9, Rule 14e-2 and other applicable rules promulgated under the Exchange Act with regard to a Takeover Proposal or (B) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited Takeover Proposal by any such Person; provided, that prior to its receipt of any information from the Company, such Person shall be required to enter into a customary confidentiality agreement with the Company containing terms no less restrictive than the terms of the Confidentiality Agreement and the Company shall provide Parent with copies of all information provided to such Person to the extent that such information has not been previously provided to Parent; provided, further that any information provided to such Person shall be concurrently provided to the Parent. The Company agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Takeover Proposal. The Company agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.4. Nothing in this Section 5.4 shall permit Parent or the Company to terminate this Agreement (except as specifically provided in Article VII).

      (b) The Company shall as soon as reasonably practicable (and in any event within forty-eight (48) hours) notify Parent in writing of the receipt of any Takeover Proposal or of any request for information or inquiry that would reasonably be expected to lead to the receipt of a Takeover Proposal, the terms and conditions of any such Takeover Proposal, request or inquiry, and the identity of the Person making such Takeover Proposal, request or inquiry. The Company shall inform Parent on a reasonably prompt basis of the status and material terms of any discussions regarding, or relating to, any Takeover Proposal (including amendments) and, as promptly as practicable, of any change in the price or material terms of and conditions regarding the Takeover Proposal.

      (c) For purposes of this Agreement:

      "Takeover Proposal" means any proposal or offer in respect of (i) a merger, consolidation, business combination, share exchange, reorganization, recapitalization, sale of substantially all of the assets, liquidation, dissolution or similar transaction involving the Company (any of the foregoing, a "Business Combination Transaction") with any Person other than Parent, Merger Sub or any controlled Affiliate thereof (a "Third Party"), (ii) the Company's acquisition of any Third Party in a Business Combination Transaction in which the shareholders of the Third Party immediately prior to consummation of such Business Combination Transaction will own more than 35% of the Company's outstanding capital stock immediately following such Business Combination Transaction, including the issuance by the Company of more than 35% of any class of its voting equity securities as consideration for assets or securities of a Third Party, or (iii) any acquisition, whether by tender or exchange offer or otherwise, by any Third Party of 35% or more of any class of capital stock of the Company or of 35% or more of the consolidated assets of the Company, in a single transaction or a series of related transactions.

      "Superior Proposal" means a bona fide written proposal or offer made by a Third Party in respect of a Business Combination Transaction involving, or any purchase or acquisition of, (i) all or substantially all of the voting power of the Company's capital stock or (ii) all or substantially all of the consolidated assets of the Company, which Business Combination Transaction or other purchase or acquisition contains terms and conditions that the Board of Directors determines in good faith, after consultation with its outside counsel, would result in a transaction that if consummated would be more favorable, from a financial point of view, to the shareholders of the Company than the Merger.

      (d) Change of Recommendation. Neither the Board of Directors of the Company nor any committee thereof shall (i) effect a Change in the Company Recommendation or (ii) approve any letter of intent, memorandum of understanding, merger agreement or other agreement relating to, or that may reasonably be expected to lead to, any Takeover Proposal. Notwithstanding the foregoing, the Board of Directors of the Company may effect a Change in the Company Recommendation; provided, that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties owed by the Company's Board of Directors to the shareholders of the Company under applicable Law; provided, further, that the Board of Directors of the Company may effect a Change in the Company Recommendation in response to a Superior Proposal only (i) after the Company provides to Parent a written notice (a "Notice of Superior Proposal") (x) advising Parent that the Board of Directors of the Company has received a Superior Proposal, (y) specifying the terms and conditions of such Superior Proposal and including a copy thereof and
(z) identifying the Person making such Superior Proposal, (ii) after negotiating in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Change in the Company Recommendation if and to the extent Parent elects to seek to make such adjustments; provided, however, that Parent shall not be obliged to propose or agree to any such adjustment, and (iii) if Parent does not, within the earlier of (A) five calendar days of Parent's receipt of the Notice of Superior Proposal or (B) three Business Days prior to the scheduled meeting of the shareholders of the Company called for the purpose of obtaining the Company Shareholder Approval, make an offer that the Board of Directors of the Company determines in good faith to be as favorable to the Company's shareholders as such Superior Proposal.

      Section 5.5 Fees and Expenses. Subject to Section 7.2, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except, if the Merger is consummated, Parent or its relevant Subsidiary shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company or its Subsidiaries. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Company Proxy Statement/Prospectus and the solicitation of shareholder adoption and approval and all other matters related to the transactions contemplated hereby.

      Section 5.6 Directors' and Officers' Indemnification and Insurance.

      (a) From and after the Effective Time Parent agrees that it will and will cause the Surviving Corporation to (i) indemnify and hold harmless, against any costs or expenses (including attorney's fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors, officers, employees and agents of the Company and its Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company's articles of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers or employees of the Company and its Subsidiaries and (B) without limitation to clause (A), to the fullest extent permitted by law, in each case, for acts or omissions at or prior to the Effective Time (including for acts or omissions occurring in connection with the adoption and approval of this Agreement and the consummation of the transactions contemplated hereby),
(ii) include and cause to be maintained in effect in the Surviving Corporation's and Parent's (or any successor's) articles of incorporation and by-laws or similar organizational or constitutive documents for a period of six years after the Effective Time, the current provisions, or in the case of Parent, substantially similar provisions (to the fullest extent permitted under Bermuda law) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the articles of incorporation and bylaws of the Company and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company (provided, that Parent (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the adoption and approval of this Agreement and the consummation of the transactions contemplated hereby). Such substitute policies shall be issued by insurance companies having the same or better ratings and levels of creditworthiness as the insurance companies that have issued the current policies. The obligations of Parent and the Surviving Corporation under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.6 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.6 applies shall be third party beneficiaries of this Section 5.6).

      (b) If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations set forth in this Section 5.6.

      Section 5.7 Public Announcements. Parent and the Company shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (a) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (b) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Form S-4 or the Company Proxy Statement/Prospectus in accordance with the provisions of Section 5.1, neither Parent nor the Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, that the foregoing shall be subject to the requirements of law and to each party's obligations pursuant to any listing agreement or the rules of any national securities exchange.

      Section 5.8 Listing of Parent Ordinary Shares. Parent shall use its reasonable best efforts to cause Parent Ordinary Shares to be issued in the Merger and the Parent Ordinary Shares held by the stockholders of Parent immediately prior to the Effective Time and the Parent Ordinary Shares to be reserved for issuance upon exercise of the Company Stock Options to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Closing Date.

      Section 5.9 Company Affiliates; Restrictive Legend. The Company will use its reasonable best efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each person identified by the Company as an Affiliate of the Company, an executed Affiliate Agreement. Parent will give stop transfer instructions to its transfer agent with respect to any Parent Ordinary Shares received pursuant to the Merger by any shareholder of the Company who may reasonably be deemed to be an Affiliate of the Company and there will be placed on the certificates representing such Parent Ordinary Shares, or any substitutions therefor, a legend stating in substance that the shares were issued in a transaction to which Rule 145 promulgated under the Securities Act applies and may only be transferred (i) in conformity with Rule 145 or (ii) in accordance with a written opinion of counsel, reasonably acceptable to Parent in form and substance, that such transfer is exempt from registration under the Securities Act.

      Section 5.10 Tax Treatment. Parent and the Company intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of Parent and the Company, and each of their respective controlled affiliates shall, to the extent consistent with their rights and obligations under this Agreement, use their reasonable best efforts to cause the Merger to so qualify, and the Company shall use its reasonable best efforts to obtain the opinion of Debevoise & Plimpton LLP referred to in Section 6.1(j). For purposes of such tax opinions, each of Parent and the Company shall provide representation letters reasonably requested by such counsel, each dated on or before the date the Form S-4 shall become effective, and subsequently, on the Closing Date. Except for actions specifically contemplated by this Agreement, each of Parent and the Company and each of their respective controlled affiliates shall use their reasonable best efforts not to take any action, fail to take any action, cause any action to be taken or not taken, or suffer to exist any condition, which action or failure to take action or condition would prevent, or would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                                  ARTICLE VI

                              CONDITIONS PRECEDENT

      Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of the Company and Parent to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

      (a) Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.3 and filings pursuant to the HSR Act (which are addressed in Section 6.1(c)), all consents, clearances, approvals and actions of, filings with and notices to any Governmental Entity required of Parent, the Company or any of their Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall have been made or obtained (as the case may be), except for those the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger; provided, that each of the consents, clearances, approvals and actions of, filings with and notices to any Governmental Entity listed on Schedule 6.1(a) of the Parent Disclosure Letter shall have been obtained or made (as the case may be).

      (b) No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by a court or other Governmental Entity of competent jurisdiction in the United States, Bermuda or the European Union shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

      (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and any investigation opened by means of a second request for additional information or otherwise shall have been terminated or closed.

      (d) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn.

      (e) Nasdaq Listing. The shares of Parent Ordinary Shares to be issued in the Merger and such other Parent Ordinary Shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

      (f) Blue Sky Approvals. Parent shall have received all state securities and "blue sky" permits and approvals necessary to consummate the transactions contemplated hereby.

      (g) Shareholder Approval. The Company shall have obtained the Company Shareholder Approval in connection with the adoption and approval of this Agreement by the shareholders of the Company.

      (h) Parent Approval. Parent shall have obtained the Parent Shareholder Approval.

      (i) Parent Recapitalization. The Parent Recapitalization shall have been consummated pursuant to the Parent Recapitalization Agreement.

      (j) The Company Rights Agreement. No Stock Acquisition Date or Distribution Date (as such terms are defined in Company Rights Agreement) shall have occurred pursuant to Company Rights Agreement.

      (k) Tax Opinions. The Company and Parent shall have received from Debevoise & Plimpton LLP, counsel to the Company, on or before the date the Form S-4 shall become effective, and subsequently on the Closing Date, written opinions dated as of such dates, and in form and substance reasonably satisfactory to the Company, to the effect that the Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code.

      Section 6.2 Additional Conditions to Obligations of Parent. The obligations of Parent to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following conditions:

      (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of the Company set forth in this

Agreement that is not so qualified shall be true and correct (disregarding for purposes of this provision any qualification as to materiality), except where the failure to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect on the Company, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and Parent shall have received a certificate of the chief executive officer, and the chief financial officer of the Company to such effect.

      (b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and shall have complied with Section 4.2(b) and (c) in all respects, and Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

      Section 6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

      (a) Representations and Warranties. Each of the representations and warranties of Parent or Merger Sub set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of Parent or Merger Sub set forth in this Agreement that is not so qualified shall be true and correct (disregarding for purposes of this provision any qualification as to materiality), except where the failure to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect on Parent or Merger Sub, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and the Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent and of Merger Sub to such effect.

      (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by either of them under this Agreement at or prior to the Closing Date and Parent shall have complied with
Section 4.1(c) in all respects, and the Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent and of Merger Sub to such effect.

      (c) Indemnity Agreement. The shareholder listed on Schedule 6.3(c) of the Parent Disclosure Letter shall have received from Parent an indemnity agreement with respect to the Gain Recognition Agreement anticipated to be filed by such shareholder in accordance with Treasury Regulation Section 1.367(a)-8.

                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

      Section 7.1 General. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time notwithstanding adoption and approval thereof by the shareholders of the
Company:

            (a) by mutual written consent duly authorized by the Boards of Directors of the Company and Parent;

            (b) by the Company or Parent if the Closing shall not have occurred on or before January 31, 2007 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur before such date;

            (c) by the Company, if Parent or Merger Sub shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) is incapable of being cured by Parent or Merger Sub, as appropriate, prior to the Termination Date and (ii) renders the condition set forth in Section 6.3(a) or 6.3(b) incapable of being satisfied prior to the Termination Date;

            (d) by Parent, if the Company shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) is incapable of being cured by the Company prior to the Termination Date and (ii) renders the condition set forth in Section 6.2(a) or 6.2(b) incapable of being satisfied prior to the Termination Date;

            (e) by the Company or Parent, upon written notice to the other party, if a Governmental Entity of competent jurisdiction in the United States or of the European Union shall have issued an order, judgment, decision, opinion, decree or ruling or taken any other action (which the party seeking to terminate shall have used its reasonable best efforts to resist, resolve, annul, quash, or lift, as applicable, subject to the provisions of Section 5.3) permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order, decree, ruling or action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (e) has fulfilled its obligations under Section 5.3;

            (f) by Parent if (i) the Company or its Board of Directors materially breaches any provision of Section 5.4 and such breach is not cured within five Business Days after receiving notice of such breach, (ii) the Board of Directors of the Company shall have effected a Change in the Company Recommendation, whether or not permitted by the terms hereof, or (iii) for any reason the Company fails to call or hold the Company Shareholders Meeting within six months of the date hereof;

            (g) by the Company, if (i) there has been a Change in the Company Recommendation pursuant to Section 5.4(d), (ii) the Company notifies Parent in writing that it intends to approve and enter into an agreement concerning a transaction that constitutes a Superior Proposal, attaching the most current version of such agreement (or a description of the material terms and conditions thereof) to such notice, and (iii) Parent does not make, within five Business Days of receipt of such notice, an offer that the Board of Directors of the Company determines in good faith is at least as favorable to the Company's shareholders as such Superior Proposal, it being understood that the Company shall not approve or enter into any such binding agreement during such five-day period; and

            (h) by the Company or Parent, if the Company Shareholder Approval shall not have been received at a duly held meeting of the shareholders of the Company called for such purpose (including any adjournment or postponement thereof).

      Section 7.2 Obligations in Event of Termination. In the event of any termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become wholly void and of no further force and effect (except with respect to Section 3.1(j), Section 3.2(j), Section 5.2 (as it relates to confidential information only), Section 5.5, this Section 7.2 and Article VIII, which shall remain in full force and effect) and there shall be no liability on the part of the Company, Parent or Merger Sub; provided, however, that termination shall not preclude any party from suing the other party for, or relieve any party hereto from any liability arising from a, willful breach of this Agreement.

      Section 7.3 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption and approval of the matters presented in connection with the Merger by the shareholders of the Company and Parent, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

      Section 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

      Section 8.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 5.6) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

      Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

      (a) if to Parent or Merger Sub, to:

                  Castlewood Holdings Limited
                  P.O. Box HM 2267
                  Windsor Place, 3rd Floor
                  18 Queen Street
                  Hamilton HM JX
                  Bermuda
                  Fax:  (441) 292-6603
                  Attention:  Paul O'Shea

                  with a copy to:

                  Drinker Biddle & Reath LLP
                  One Logan Square
                  18th and Cherry Streets
                  Philadelphia, PA  19103
                  Fax:  (215) 988-2757
                  Attention:  Daniel W. Krane, Esq.

(b) if to the Company to:

                  The Enstar Group, Inc.
                  The Thompson House
                  401 Madison Avenue
                  Montgomery, Alabama 36104
                  Fax:  (646) 349-4897
                  Attention:  John J. Oros
                  with a copy to:

                  Debevoise & Plimpton LLP
                  919 Third Avenue
                  New York, NY  10022
                  Fax:  (212) 909-6836
                  Attention:  Robert F. Quaintance, Jr., Esq.

      Section 8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

      Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      Section 8.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Exhibits and Schedules hereto), the Parent Recapitalization Agreement, the Support Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 5.6 (which is intended to be for the benefit of the individuals covered thereby, and may be enforced by such individuals).

      Section 8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to its principles and rules of conflict of laws to the extent such principles or rules would require the application of the law of another jurisdiction; provided, however, that issues involving the consummation and effects of the Merger shall be governed by the GBCC.

      Section 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

      Section 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      Section 8.9 Submission to Jurisdiction; Waivers. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in such district in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and
(ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANY OTHER PARTY HERETO IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

      Section 8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity.

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                           CASTLEWOOD HOLDINGS LIMITED

                           By:  /s/ R.J. Harris
                                -----------------------------------------------
                                Name:   R.J. Harris
                                Title:  Chief Financial Officer

                           CWMS SUBSIDIARY CORP.

                           By:  /s/ Cheryl D. Davis
                                -----------------------------------------------
                                Name:  Cheryl D. Davis
                                Title: Director

                           THE ENSTAR GROUP, INC.

                           By:  /s/ Nimrod T. Frazer
                                -----------------------------------------------
                                Name:   Nimrod T. Frazer
                                Title:  Chairman and CEO

                             Index of Defined Terms

                                                                                                       Section
                                                                                                     ------------
Actions........................................................................................         3.1(h)(i)
Additional Accruals............................................................................              1.10
Affiliate......................................................................................              2.11
Affiliate Agreement............................................................................              2.11
Agreement......................................................................................          Preamble
Articles of Incorporation......................................................................               1.4
Benefit Plans..................................................................................        3.1(k)(iv)
Board of Directors.............................................................................      3.1(a)(i)(D)
Business Combination Transaction...............................................................            5.4(a)
Business Day...................................................................................               1.2
By-Laws........................................................................................               1.5
Certificate of Merger..........................................................................               1.3
Certificates...................................................................................            1.8(b)
Change in the Company Recommendation...........................................................            5.1(b)
Closing........................................................................................               1.2
Closing Date...................................................................................               1.2
Code...........................................................................................          Recitals
Company........................................................................................          Preamble
Company Assets.................................................................................         3.2(q)(i)
Company Benefit Plan...........................................................................        3.2(k)(ii)
Company Board Approval.........................................................................            3.2(f)
Company Closing Value..........................................................................            1.9(a)
Company Common Stock...........................................................................          Recitals
Company Disclosure Letter......................................................................               3.2
Company Exercise Price.........................................................................            1.9(a)
Company Exhibit 21.............................................................................            3.1(a)
Company Identified Contract....................................................................            3.2(p)
Company Leased Real Property...................................................................        3.2(r)(ii)
Company Leases.................................................................................        3.2(r)(ii)
Company Option Ratio...........................................................................            1.9(a)
Company Option Spread..........................................................................            1.9(a)
Company Owned Real Property....................................................................        3.2(r)(ii)
Company Permits................................................................................        3.2(h)(ii)
Company Permitted Liens........................................................................        3.1(q)(ii)
Company Proxy Statement/Prospectus.............................................................            3.1(e)
Company Real Property..........................................................................        3.2(r)(ii)
Company Recommendation.........................................................................            5.1(b)
Company Rights.................................................................................            1.8(a)
Company Rights Agreement.......................................................................            1.8(a)
Company SEC Reports............................................................................            3.2(d)
Company Shareholder Approval...................................................................            3.2(g)

Company Shareholders Meeting...................................................................            5.1(b)
Company Stock Option...........................................................................            1.9(a)
Company Stock Plan.............................................................................            1.9(a)
Confidentiality Agreement......................................................................            5.2(a)
Department of Labor............................................................................       3.1(k)(iii)
Directors Deferred Plan........................................................................              1.10
DOJ............................................................................................            5.3(b)
Effective Time.................................................................................               1.3
Environmental Laws.............................................................................            3.1(m)
ERISA..........................................................................................        3.1(k)(iv)
Exchange Act...................................................................................               2.6
Exchange Agent.................................................................................               2.1
Exchange Fund..................................................................................               2.1
Exchange Ratio.................................................................................            1.8(a)
Expenses.......................................................................................               5.5
Form S-4.......................................................................................            3.1(e)
FTC............................................................................................            5.3(b)
GAAP...........................................................................................      3.1(a)(i)(B)
GBCC...........................................................................................               1.1
Governmental Authorization.....................................................................        3.1(h)(vi)
Governmental Entity............................................................................               2.6
HSR Act........................................................................................       3.1(c)(iii)
Indebtedness...................................................................................        3.1(d)(ii)
Intellectual Property..........................................................................            3.1(n)
IRS............................................................................................       3.1(k)(iii)
knowledge......................................................................................         3.1(h)(i)
known..........................................................................................         3.1(h)(i)
Law............................................................................................       3.1(h)(iii)
Lien...........................................................................................      3.1(a)(i)(A)
Material Adverse Effect........................................................................      3.1(a)(i)(B)
Merger.........................................................................................          Recitals
Merger Consideration...........................................................................            1.8(a)
Merger Sub.....................................................................................          Preamble
Nasdaq.........................................................................................            2.5(b)
Necessary Consents.............................................................................       3.1(c)(iii)
Notice of Superior Proposal....................................................................            5.4(d)
other party....................................................................................               4.3
Parent.........................................................................................          Preamble
Parent Assets..................................................................................         3.1(q)(i)
Parent Benefit Plan............................................................................        3.1(k)(ii)
Parent Class A Shares..........................................................................         3.1(b)(i)
Parent Class B Shares..........................................................................         3.1(b)(i)
Parent Class C Shares..........................................................................         3.1(b)(i)
Parent Closing Value...........................................................................            1.9(a)
Parent Contract................................................................................            3.1(p)
Parent Disclosure Letter.......................................................................               3.1

Parent Exercise Price..........................................................................            1.9(a)
Parent Financial Statements....................................................................         3.1(d)(i)
Parent Leased Real Property....................................................................        3.1(r)(ii)
Parent Leases..................................................................................        3.1(r)(ii)
Parent Ordinary Shares.........................................................................            1.8(a)
Parent Owned Real Property.....................................................................        3.1(r)(ii)
Parent Permits.................................................................................        3.1(h)(ii)
Parent Permitted Liens.........................................................................        3.2(q)(ii)
Parent Real Property...........................................................................        3.1(r)(ii)
Parent Recapitalization........................................................................          Recitals
Parent Recapitalization Agreement..............................................................          Recitals
Parent Voting Ordinary Shares..................................................................        3.2(q)(ii)
parties........................................................................................          Preamble
Person.........................................................................................               2.6
Principal Shareholders.........................................................................          Recitals
Regulatory Law.................................................................................            5.3(b)
SEC............................................................................................              2.11
Securities Act.................................................................................              2.11
Subsidiary.....................................................................................      3.1(a)(i)(C)
Superior Proposal..............................................................................            5.4(a)
Support Agreement..............................................................................          Recitals
Surviving Corporation..........................................................................               1.1
Takeover Proposal..............................................................................            5.4(a)
Tax Return.....................................................................................     3.1(o)(vi)(B)
Taxes..........................................................................................     3.1(o)(vi)(A)
Termination Date...............................................................................            7.1(b)
Third Party....................................................................................            5.4(a)
Treasury Regulation............................................................................          Recitals